Exhibit 4.3
Execution Version
WARRANT CERTIFICATE
THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.

Warrant Shares Issuable:	97,504 Shares of Series D Preferred Stock
Warrant Certificate No.:	D-1
Issue Date:	December 30, 2020 (the “Issue Date”)
FOR VALUE RECEIVED, IsoPlexis Corporation, a Delaware corporation (the “Company”), hereby certifies that Perceptive Credit Holdings III, LP or any of its registered assigns (collectively, the “Holder”) is entitled to purchase from the Company up to 97,504 duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Series D Preferred Stock at the applicable per share Exercise Price (defined below), all subject to the terms, conditions and adjustments set forth below in this Warrant Certificate. Certain capitalized terms used herein are defined in Section 1.
This Warrant Certificate has been issued pursuant to the terms of the Credit Agreement and Guaranty, dated as of December 30, 2020 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, as the borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Holdings III, LP, as administrative agent.
Section 1.    Definitions. The following terms when used herein have the following meanings:
“Aggregate Exercise Price” means, with respect to any exercise of this Warrant Certificate for Warrant Shares, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant Certificate is then being exercised pursuant to Sections 3 multiplied by (ii) the Exercise Price.
“Bloomberg” has the meaning set forth within the definition of VWAP.
“Board” means the board of directors of the Company.
“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Cashless Exercise” has the meaning set forth in Section 3(b).
“Change in Control” ” means a transaction or series of related transactions in which a Person, or a group of related Persons, that is not an affiliate of the Company or a stockholder, director or officer of the Company or an affiliate thereof, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company
“Charter” means the Company’s Seventh Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 30, 2020 (as the same may be amended).
“Common Stock” means the common stock, par value $0.001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.
“Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned subsidiaries.
“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, the Warrant Shares and any other debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Company” has the meaning set forth in the preamble.
“Convertible Securities” means any debt, equity or other securities that are, directly or indirectly, convertible into or exchangeable for Common Stock.
“Credit Agreement” has the meaning set forth in the preamble.
“Demand Registration” has the meaning set forth in Section 6(b).
“DTC” means the Depository Trust Company.
“DWAC” has the meaning set forth in Section 3(i).
“Excluded Issuance” means (i) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the

Board or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement; (ii) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Issue Date, (iii) shares of Common Stock issued or issuable pursuant to any event for which adjustment is made pursuant to Section 4, (iv) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all shares of Preferred Stock are automatically converted into Common Stock pursuant to the Company’s Charter, and (v) any issuance of Warrant Shares upon the exercise of this Warrant Certificate.
“Exercise Certificate” has the meaning set forth in Section 3(a)(i).
“Exercise Date” means, for any given exercise of this Warrant Certificate, whether in whole or in part, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Eastern time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Certificate and the applicable Aggregate Exercise Price.
“Exercise Period” has the meaning set forth in Section 2.
“Exercise Price” means a per share price equal to $76.92.
“Fair Market Value” means, if the Company’s equity securities are listed on a Trading Market, as of any particular Trading Day, (i) the VWAP of such equity securities for such day or (ii) if there have been no sales on any Trading Market on any such day, the average of the highest bid and lowest asked prices for the Company’s equity securities on all applicable Trading Markets at the end of such day. If the Company’s equity securities are not listed, quoted or otherwise available for trading, the “Fair Market Value” of the applicable class of equity securities shall be the fair market value, per share, of such equity securities as determined jointly by the Board and the Holder.
“FAST” has the meaning set forth in Section 3(i).
“Fundamental Change” means any event or circumstance that constitutes or results in (i) a Change in Control or (ii) a Liquidity Event.
“Holder” has the meaning set forth in the preamble.
“Investors Rights Agreement” means that certain Sixth Amended and Restated Investors’ Rights Agreement by and among the Company, certain investors party thereto, and certain other parties dated as of December 30, 2020, as amended.
“Issue Date” has the meaning set forth in the preamble.
“Liquidity Event” means:
(a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except for (i) any such merger or consolidation with an entity that is an affiliate of the Company or an affiliate of any shareholder of the Company or (ii) any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;
(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company to an independent third party that is not an affiliate of the Company or an affiliate of any shareholder of the company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or
(c) the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
For the avoidance of doubt, a public offering of the capital stock of the Company or of any entity into which the Company has been merged or consolidated, shall not constitute a “Liquidity Event” for the purpose of this Warrant.
“Marketable Securities” means securities that (a) are tradable on an established national U.S. or non-U.S. stock exchange or reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system and (b) are not subject to restrictions on transfer under the Securities Act or contractual restrictions on transfer.
“Nasdaq” means The Nasdaq Stock Market, Inc.
“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.
“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
“Preferred Stock” has the meaning stated in the Company’s Charter.
“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Purchase Rights” has the meaning set forth in Section 5.
“Registrable Securities” shall mean (i) the Warrant Shares issuable upon the exercise of this Warrant Certificate and (ii) those securities defined as “Registrable Securities” under the Investors Rights Agreement. The parties hereto agree that, as such term is used in this Warrant Certificate and as such term is used in the Investors Rights Agreement, the Warrant Shares shall be deemed to be Registrable Securities for the purposes of the registration rights set forth in the Investors Rights Agreement at all times that the Holder has the right to acquire or obtain from the Company the Warrant Shares, whether or not such acquisition has actually been effected.
“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.
“Right of First Refusal and Co-Sale Agreement” means that certain Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company, certain investors party thereto, and certain other parties dated as of December 30, 2020, as amended.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company, and any capital stock into which such Series D Preferred Stock shall have been exchanged or reclassified following the date hereof.
“Successor Entity” means, with respect to any Fundamental Change as a result of which the Company will not be the surviving entity, the successor entity resulting from such Fundamental Change.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means Nasdaq or, if the Company’s equity securities are not listed on Nasdaq, such other principal US or foreign exchange or market (including the OTC Bulletin Board) on which the Company’s equity securities are quoted or available for trading.
“Transfer Agent” has the meaning set forth in Section 3(c)(ii).
“Unlegended Shares” has the meaning set forth in Section 12(a)(iii).
“Unrestricted Conditions” has the meaning set forth in Section 12(a)(ii).
“VWAP” means, for any security as of any day or period of days (as the case may be), the volume weighted average sale price on Nasdaq as reported by, or based upon data reported by

Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if Nasdaq is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg or, if no volume weighted average sale price is reported for such security by Bloomberg, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided that if VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as mutually determined by the Company and the Holder.
“Warrant” or “Warrant Certificate” means this Warrant Certificate and all subsequent warrant certificates issued upon division, combination or transfer of, or in substitution for, this Warrant Certificate.
“Warrant Register” has the meaning set forth in Section 7.
“Warrant Shares” means the shares of Series D Preferred Stock, or other capital stock of the Company then purchasable upon exercise of this Warrant Certificate in accordance with the terms of this Warrant Certificate.
Section 2.    Term of Warrant Certificate. Subject to the terms and conditions hereof, at any time or from time to time on or after the Issue Date and prior to 5:00 p.m., Eastern time, on the tenth anniversary of such date or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant Certificate may exercise this Warrant Certificate for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).
Section 3.    Exercise of Warrant Certificate.
(a)    Exercise Procedure. This Warrant Certificate may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:
(i)    delivery to the Company at its then principal executive office of an Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii)    payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).
(b)    Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i)    by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)    by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price;
(iii)    by surrendering to the Company (x) Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price or (y) any other securities or any debt of the Company (including shares of Common Stock or Series D Preferred Stock) having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value (A) in the case of debt, shall be the principal amount thereof plus accrued and unpaid interest, (B) in the case of preferred stock (including the Series D Preferred Stock), shall be the liquidation value thereof plus accumulated and unpaid dividends, and (C) in the case of shares of Common Stock, shall be the Fair Market Value thereof); or
(iv)    any combination of the foregoing.
In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to Section 3(b)(ii), (iii) or (iv) (solely to the extent of such withholding or surrender, a “Cashless Exercise”) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Series D Preferred Stock, the Fair Market Value per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with Section 3(b)(iii)(y).
For purposes of Rule 144, it is acknowledged and agreed that (i) the Warrant Shares issuable upon any exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have been acquired on the Issue Date, and (ii) the holding period for any Warrant Shares issuable upon the exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have commenced on the Issue Date.
(c)    Delivery of Stock Certificates.
(i)    With respect to any exercise of this Warrant Certificate by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price (in accordance with Section 3(b)), the Company shall, within two (2) Business Days, issue and deliver (or cause its Transfer Agent to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number Warrant Shares for the portion of this Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a share, as provided in Section 3(d). The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the

Exercise Certificate and shall be registered in the name of the Holder or, subject to compliance with Section 8, such other Person’s name as shall be designated in the Exercise Certificate. This Warrant Certificate shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.
(ii)    If, at the time of exercise, the Company has a Transfer Agent, then upon the exercise of this Warrant Certificate in whole or in part, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Company’s transfer agent (the “Transfer Agent”) shall issue Warrant Shares in the name of the Holder (or its nominee) or such other Persons as designated by the Holder (in compliance with Section 8) and in such denominations to be specified in the applicable Exercise Certificate. The Company represents and warrants that no instructions other than the foregoing instructions will be given to the Transfer Agent and that, unless waived by the Holder, this Warrant Certificate and the Warrant Shares will, if eligible at such time, be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Warrant Shares if the Unrestricted Conditions are met.
(d)    Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant Certificate. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.
(e)    Surrender of this Warrant Certificate; Delivery of New Warrant Certificate.
(i)    The Holder shall not be required to physically surrender this Warrant Certificate to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant Certificate has been exercised in full, in which case, the Holder shall, at the written request of the Company, surrender this Warrant Certificate to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of this Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 3(e), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
(ii)    Notwithstanding the foregoing, the Holder may request that the Company (and the Company shall), at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant Certificate evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant

Shares called for by this Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, such new Warrant Certificate shall in all other respects be identical to this Warrant Certificate.
(f)    Valid Issuance of Warrant Certificate and Warrant Shares; Payment of Taxes. The Company hereby represents, covenants and agrees:
(i)    This Warrant Certificate is, and any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate shall be, upon issuance, duly authorized and validly issued.
(ii)    All Warrant Shares issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.
(iii)    The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any Trading Market upon which shares of Series D Preferred Stock, Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(iv)    The Company shall cause the Warrant Shares, immediately upon such exercise, to be listed on any Trading Market upon which shares of Series D Preferred Stock, Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.
(v)    The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant Certificate.
(g)    Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant Certificate is to be made in connection with a public offering or a Fundamental Change, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(h)    Reservation of Shares.
(i)    During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Series D Preferred Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant Certificate, the maximum number of Warrant Shares issuable upon the exercise of this Warrant Certificate, and the par value per Warrant Share shall at all times be less than or equal to the Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant Certificate above the Exercise Price, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Series D Preferred Stock upon the exercise of this Warrant Certificate.
(ii)    During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or such other securities into which the Warrant Shares may be convertible, solely for the purpose of issuance upon the conversion of the Warrant Shares, the maximum number of shares of Common Stock issuable upon the conversion of the Warrant Shares. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock or other securities upon the conversion of the Warrant Shares.
(i)    Delivery of Electronic Shares. If the Company has a Transfer Agent and the Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder and in lieu of delivering physical certificates representing any shares of Series D Preferred Stock or Common Stock (including any Warrant Shares) to be delivered under or in connection with this Warrant Certificate, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the such Series D Preferred Stock or Common Stock, as the case may be, to the Holder by crediting the account of the Holder’s prime broker with the DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.
(j)    Dispute Resolution. In the case of any dispute as to the determination of Fair Market Value, any closing sales price or VWAP of the Company’s Series D Preferred Stock or Common Stock, the arithmetic calculation of the Exercise Price or any other computation required to be made hereunder, in the event the Holder and the Company are unable to settle such dispute within five (5) Business Days, then either party may elect to submit the disputed matter(s) for resolution to a mutually agreeable investment bank. Such investment bank’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and costs of such investment banker.
(k)    Automatic Exercise on a Liquidity Event. If a Liquidity Event occurs with respect to the Company at any time prior to the expiration of the Exercise Period and there remain any Warrant Shares subject to this Warrant Certificate then, provided that the Fair Market Value of one Warrant Share (as determined in connection with the Liquidity Event) is greater than the Exercise Price:
(i)    if the consideration to be received by the holders of the Company’s equity securities constituting Warrant Shares is cash and/or Marketable Securities, this Warrant shall be deemed automatically exercised, in full, without the requirement to deliver any Exercise Certificate, immediately prior to the closing of such Liquidity Event and the Holder shall receive, in the same proportions as the holders of the Company’s equity securities constituting Warrant Shares, such amounts of cash and/or Marketable Securities as the holders of the Company’s equity securities constituting Warrant Shares (and if the holders of such equity securities are given any choice as to the cash or Marketable Securities to be received in such Liquidity Event, then the Holder shall be given the same choice); and
(ii)    if the consideration to be received by the holders of the Company’s equity securities constituting Warrant Shares is not cash and/or Marketable Securities (an “Illiquid Sale”), then, unless exercised by the Holder (in the Holder’s sole discretion) prior to the consummation of such Illiquid Sale, (x) this Warrant shall remain outstanding and (y) upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Illiquid Sale, at the option of the Holder, the number of shares of equity securities of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Illiquid Sale by a holder of the number of shares of Warrant Shares for which this Warrant is exercisable immediately prior to such Illiquid Sale.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of the equity securities constituting Warrant Shares in such Illiquid Sale, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of equity securities constituting Warrant Shares are given any choice as to the securities, cash or property to be received in an Illiquid Sale, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Illiquid Sale.  The Company shall cause any Successor Entity in an Illiquid Sale to assume in writing all of the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Illiquid Sale and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of equity securities receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Illiquid Sale, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Illiquid Sale and the value of such shares of capital stock, such number of shares of capital stock and such Exercise Price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Illiquid Sale), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Illiquid Sale, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Illiquid Sale, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.
(l)    Automatic Exercise Prior to Expiration. If immediately prior to the expiration of the Exercise Period there remain any Warrant Shares subject to this Warrant Certificate, and as of such time, the Fair Market Value of one Warrant Share is greater than the then applicable

Exercise Price, then this Warrant Certificate shall be deemed to have been automatically exercised by the Holder, in full, immediately prior to the expiration of the Exercise Period on a Cashless Exercise basis for the full number of remaining Warrant Shares, without the requirement for the delivery of an Exercise Certificate.
(m)    Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Certificate, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock Equivalents beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock Equivalents issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock Equivalents which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates, and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(m), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(m) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Certificate shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(m), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice from the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within three (3) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock and Common Stock Equivalents outstanding immediately after giving effect to the applicable issuance of Warrant Shares issuable upon exercise of this Warrant if at the time of exercise the Company is a “reporting issuer” under the Securities Exchange Act of 1934. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(m) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
Section 4.    Anti-Dilution Adjustments. Without duplication of any adjustment otherwise provided for in this Section 4, the number of shares of Common Stock issuable upon conversion of the Warrant Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in Article Fourth (B), Section 4 of the Charter as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment; provided that any waiver by the Company’s stockholders of the protections set forth in Article Fourth (B), Section 4 of the Charter shall not be applicable to this Warrant or the number of shares of Common Stock issuable upon conversion of the Warrant Shares unless such waiver is consented to by the Holder.
(a)    Adjustment to Exercise Price and Number of Warrant Shares Upon Dividend, Subdivision or Combination of Series D Preferred Stock. If the Company shall, at any time or from time to time after the Issue Date, (i) pay a dividend or make any other distribution upon the Series D Preferred Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Series D Preferred Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant Certificate shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Series D Preferred Stock into a smaller number of shares, the Exercise Price in effect immediately prior to any such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant Certificate immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.
(b)    Adjustment to Exercise Price and Number of Warrant Shares Upon Reorganization or Reclassification.
(i)    Unless the Holder otherwise consents (in its sole discretion), the event of any (A) capital reorganization of the Company, (B) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (C) Fundamental Change or (D) other similar transaction, including a Liquidity Event in which the Warrant Certificate is not exercised (each an “Adjustment Event”), in each case which entitles the holders of Series D Preferred Stock or Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Series D Preferred Stock or Common Stock:

(1)    this Warrant Certificate shall, immediately after such Adjustment Event remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant Certificate, be exercisable for the kind and number of shares of stock or other securities or assets of the Company resulting from such transaction to which the Holder would have been entitled upon such Adjustment Event if the Holder had exercised this Warrant Certificate in full immediately prior to the time of such Adjustment Event and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant Certificate); and
(2)    appropriate adjustment (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant Certificate to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant Certificate in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant Certificate.
The provisions of this Section 4(b) shall similarly apply to successive Adjustment Events and the Company shall not effect such Adjustment Event unless, prior to the consummation of such transaction, the successor entity has assumed the obligations of the Company under this Warrant Certificate by delivering to the Holder a written instrument substantially similar to this Warrant Certificate and reasonably satisfactory to the Holder.
(ii)    Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by this Section 4(b), the Holder shall have the right to elect, prior to the consummation of such event or transaction, to exercise its rights under Section 2 instead of giving effect to Section 4(b)(i).
(c)    Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant Certificate so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided that no such adjustment pursuant to this Section 4(c) shall increase the Exercise Price or decrease the number of Warrant Shares issuable hereunder as otherwise determined pursuant to this Section 4.
(d)    Certificate as to Adjustment.
(i)    As promptly as reasonably practicable following any adjustment of the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant Certificate, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)    As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares for which this Warrant Certificate is exercisable, or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Warrant Certificate.

(e)    Notices. In the event that the Company shall take a record of the holders of its Series D Preferred Stock (or other capital stock or securities at the time issuable upon exercise of this Warrant Certificate):
(i)    for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(ii)    approving or enabling any capital reorganization of the Company, any reclassification of the Series D Preferred Stock of the Company or any Fundamental Change;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such Fundamental Change is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Series D Preferred Stock (or such other capital stock or securities at the time issuable upon exercise of this Warrant Certificate) shall be entitled to exchange their shares of Series D Preferred Stock (or such other capital stock or securities) for securities or other property deliverable upon such Fundamental Change, and the amount per share and character of such exchange applicable to this Warrant Certificate and the Warrant Shares.
Section 5.    Purchase Rights. In addition to any adjustments pursuant to Section 4, if at any time the Company grants, issues or sells (other than in an Excluded Issuance) any shares of Common Stock, Options, Convertible Securities or rights to purchase capital stock, securities or other property over which the holders of Series D Preferred Stock have a preemptive purchase right (the “Purchase Rights”), then the Holder shall be entitled (but not required) to acquire, upon the same terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant Certificate immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Series D Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.
Section 6.    Registration Rights.
(a)    Investors Rights Agreement. The Company and the Holder agree that, as of the Issue Date:
(i)    The Warrant Shares and the Holder shall have certain registration rights pursuant to and as set forth in the Investors Rights Agreement, including rights to have the Warrant

Shares issuable upon exercise of this Warrant Certificate included in a Registration Statement initiated pursuant to Section 2.1 (Demand Registration) or Section 2.2 (Company Registration) of the Investors Rights Agreement;
(ii)    The Holder shall be deemed to be a “Holder” and a “Major Investor” for the purpose of exercising all rights granted to “Holders” and “Major Investors” (as defined in the Investors Rights Agreement) under the Investors Rights Agreement;
(iii)    The Warrant Shares shall be “Registrable Securities” under the Investors Rights Agreement for the purpose of exercising all rights attached to the Registrable Securities under the Investors Rights Agreement, including prior to exercise of this Warrant Certificate, provided that, for the avoidance of doubt, the Holder may not require that the Warrant Shares be registered on a Trading Market unless and until this Warrant Certificate has been validly exercised with respect to the Warrant Shares to be so registered and such Warrant Shares are eligible to be so registered in accordance with applicable law; and
(iv)    The provisions set forth in the Investors Rights Agreement, or any similar or replacement agreement relating to the registration rights of Registrable Securities (including the Warrant Shares), may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares.
(b)    Rule 144 Reporting. For the avoidance of doubt, the Holder shall be a “Holder” (as defined in the Investors Rights Agreement) for all purposes of Section 2.9 (Reports Under Exchange Act) of the Investors Rights Agreement.
Section 7.    Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of this Warrant Certificate and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant Certificate is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant Certificate effected in accordance with the provisions of this Warrant Certificate.
Section 8.    Transfer of Warrant Certificate. Subject to Section 12 hereof, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant Certificate to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant Certificate, if any, not so assigned and this Warrant Certificate shall promptly be cancelled.

Section 9.    The Holder Not Deemed a Stockholder; Limitations on Liability; Right to Receive Stockholder Notices. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant Certificate, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant Certificate or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 9, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders, including without limitation the financial information set forth in Section 3.1 of the Investors Rights Agreement and notices relating to any right of first offer or tag along right set forth in the Investors Rights Agreement and the Right of First Refusal and Co-Sale Agreement.
Section 10.    Replacement on Loss; Division and Combination.
(a)    Replacement of Warrant Certificate on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant Certificate so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.
(b)    Division and Combination of Warrant Certificate. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or other assignment which may be involved in such division or combination, this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or Warrant Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Warrant Certificates in exchange for this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice.
Section 11.    No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, through any shareholders, voting or similar agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant Certificate and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant Certificate.
Section 12.    Compliance with the Securities Act.
(a)    Agreement to Comply with the Securities Act, etc.
(i)    Legend. The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 12 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant Certificate or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant Certificate and all Warrant Shares issued upon exercise of this Warrant Certificate (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
(ii)    Removal of Restrictive Legends. Neither this Warrant Certificate nor any certificates evidencing Warrant Shares or any other shares of Common Stock issuable or deliverable under or in connection with this Warrant Certificate shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) while a Registration Statement covering the sale or resale of Warrant Shares is effective under the Securities Act, (B) following any sale of this Warrant Certificate, any Warrant Shares or any other shares of Common Stock issued or delivered to the Holder under or in connection here with pursuant to Rule 144, (C) if this Warrant Certificate, Warrant Shares or any other such share of Common Stock are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall at its own cost and expense cause its counsel to issue a legal opinion to the Transfer Agent if required by such Transfer Agent to effect the issuance of Warrant Shares or the or any other shares of equity securities issuable or deliverable under or in connection with this Warrant Certificate, as applicable, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant Certificate, the Warrant Shares or such other shares of equity securities, then this Warrant Certificate, Warrant Shares or other equity securities, as the case may be, shall be issued free of all legends.
(iii)    Replacement Warrant Certificate. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within three (3) Business Days) following written request from the Holder issue a replacement Warrant Certificate or replacement Warrant Shares or replacement shares in respect of such other Common Stock, as the case may be, free of all restrictive legends.
(iv)    Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant Certificate and any certificates representing securities as set forth in Section 12(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant Certificate or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.
(b)    Representations of the Holder. In connection with the issuance of this Warrant Certificate, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant Certificate as follows:
(i)    The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)    The Holder understands and acknowledges that this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances.

In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)    The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant Certificate and the business, properties, prospects and financial condition of the Company.
Section 13.    Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Holder that:
(i)    the Company has the legal capacity or corporate power and authority to enter into this Warrant Certificate and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Warrant Certificate and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Warrant Certificate or the consummation of any of the transactions contemplated hereby thereby. This Warrant Certificate has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Warrant Certificate;
(ii)    no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Warrant Certificate or (ii) the consummation of any of the transactions contemplated hereby;
(iii)    as of the date hereof, and after giving effect to the transactions contemplated hereby, Schedule I sets forth (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and, except as set forth on Schedule I are not subject to any preemptive rights, rights of first refusal or similar rights, and were issued in compliance with applicable state and federal securities laws and any rights of third parties. Except as described on Schedule I, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company and any of its subsidiaries is or may be obligated to issue any equity securities of any kind and neither the Company nor any of its subsidiaries is currently in negotiations for the issuance of any equity securities of any kind;
(iv)    all Warrant Shares issuable and deliverable pursuant to this Warrant Certificate shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the original issuance thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue);
(v)    the issuance of this Warrant Certificate shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant Certificate;
(vi)    the Warrant Shares, when issued and paid for in accordance with the terms of this Warrant Certificate, will be issued free and clear of all security interests, claims, liens and other encumbrances other than restrictions imposed by applicable securities laws;
(vii)    the Company will take all such action as may be reasonably necessary to assure that the shares constituting Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the shares constituting Warrant Shares may be listed.
Section 14.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14).

If to the Company:	IsoPlexis Corporation
35 Northeast Industrial Road
Branford, Connecticut 06405
Attention: John Strahley
E-mail: john.strahley@isoplexis.com

with a copy to:	Wiggin and Dana LLP
One Century Tower
265 Church Street
New Haven, Connecticut 06510
Attention: Evan Kipperman
E-mail: ekipperman@wiggin.com

If to the Holder:	Perceptive Credit Holdings III, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention: Sandeep Dixit

E-mail:	Sandeep@perceptivelife.com
PCOFReporting@perceptivelife.com

with a copy to:	Chapman and Cutler LLP
1270 Avenue of the Americas
New York, NY 10020
Attention: Nicholas Whitney
whitney@chapman.com
Section 15.    Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant Certificate are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
Section 16.    Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant Certificate would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. The Holder and the Company further acknowledge and agree that (i) the amount of loss or damages likely to be incurred by the Holder as a result of the Company’s breach of any its obligations hereunder is incapable or is difficult to precisely estimate and (ii) the parties hereto are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.
Section 17.    Entire Agreement. This Warrant Certificate constitutes the sole and entire agreement of the parties to this Warrant Certificate with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
Section 18.    Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a “Holder” for all purposes hereunder.
Section 19.    No Third-Party Beneficiaries. This Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.
Section 20.    Headings. The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.

Section 21.    Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 22.    Severability. If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 23.    Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
Section 24.    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Certificate or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 25.    Waiver of Jury Trial. Each of the Company and the Holder acknowledges and agrees that any controversy which may arise under this Warrant Certificate is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant Certificate or the transactions contemplated hereby.
Section 26.    Counterparts. This Warrant Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant Certificate delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Certificate.

Section 27.    No Strict Construction. This Warrant Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant Certificate on the Issue Date.

ISOPLEXIS CORPORATION

By	/s/ Sean Mackay
	Name:	Sean Mackay
	Title:	President and Chief Executive Officer

Accepted and agreed,

PERCEPTIVE CREDIT HOLDINGS III, LP

By	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager